Exhibit 10.58

CONFIDENTIAL

September 4, 2018

Mr. Kirk R. Oliver

c/o Spencer Stuart

Dear Mr. Oliver:

Please accept this letter as a personal invitation to join our team and an official offer of at-will employment as a Senior Vice President and Chief Financial Officer of Equitrans Midstream Corporation in our Pittsburgh office, reporting to Thomas F. Karam, President and Chief Executive Officer of Equitrans Midstream Corporation.  Your election as Senior Vice President and Chief Financial Officer of Equitrans Midstream Corporation will take place following your acceptance of this offer and satisfaction of the conditions set forth below.

Please carefully review the following sections of this letter, as they delineate the conditions of our offer.  This offer is contingent upon action by the Board of Directors of EQT Corporation (“EQT” or the “Company”) approving your election to the position identified above, as well as the successful completion of a mandatory drug screen, background check and our Director and Officer Questionnaire, and execution and delivery of the Non-Compete Agreement referenced below.  If you have questions about these pre-employment evaluations, please contact Clarissa Fabus at 412.553.5984.

Base Salary

Your beginning base salary will be $19,230.77, paid bi-weekly.  This is equivalent to $500,000 annually.  Future adjustments in base salary, if any, will be made by the Compensation Committee of the Equitrans Midstream Corporation Board of Directors in conjunction with its annual performance review process.

Short-Term (or Annual) Incentive Compensation

In addition to your base salary, Equitrans Midstream Corporation will offer incentive compensation under a Short-Term Incentive Plan (“STIP”).  If you choose to participate in the STIP, your 2019 target will be $450,000.

Signing Bonus

You will be eligible for a $400,000 restricted stock signing bonus, determined on a basis consistent with the Company’s practice.  This award will be granted on your starting date or as soon thereafter as is practical.

Long-Term Incentive Plan

Upon execution of the enclosed Non-Compete Agreement, we will recommend that the Compensation Committee of the Equitrans Midstream Corporation Board of Directors grant you awards valued at approximately $800,000 in 2019.

EQT Corporation | EQT Plaza | 625 Liberty Avenue | Suite 1700 | Pittsburgh, PA 15222

T 412.553.5712 | F 412.553.5722 | www. eqt.com

Confidentiality, Non-Solicitation and Non-Competition Agreement

This offer is conditioned upon you executing the enclosed Confidentiality, Non-Solicitation and Non-Competition Agreement (“Non-Compete Agreement”).

Work Schedule Options

In order to provide employees with a way to maintain work/life balance, EQT has two work schedule options — a 9/80 work schedule and a traditional 8-hour day/5 days per week option.  Under the 9/80 work schedule, during the standard 80-hour pay period employees work eight 9-hour days (Monday through Thursday) and one 8-hour day (Friday), with a tenth day off (alternate Friday).

Initially, you will work the traditional work schedule until you make a selection and discuss it with your supervisor.  Detailed information on these work schedule options, holidays and vacation will be covered in orientation.  You will have 31 days to make your schedule selection.

Employee Benefits

You will have the opportunity to participate in such group medical, dental, life and disability insurance plans, retirement and savings plans and other fringe benefit programs as are available generally to employees of the Company, and as may be amended from time-to-time.

Vacation and Holidays

Your annual vacation entitlement will be 240 hours, which will be prorated for the first year based upon full months worked.  Additionally, EQT presently observes certain paid holidays.

Relocation Benefits

You will be eligible to receive the following Tier IV moving and relocation benefits, provided that you sign the enclosed Relocation Expense Reimbursement Agreement:

•                  Miscellaneous Allowance in the amount of $10,000.  The Miscellaneous Allowance is not grossed up for tax purposes.

•                  Please see the attached Moving and Relocation Benefit Summary for additional details on this benefit.

Director and Officer Questionnaire

A copy of our Director and Officer Questionnaire will be sent to you separately in a few days.  Please complete the questionnaire and return the same to me as soon as possible, as certain of the information is required to be filed with the United States Securities and Exchange Commission.  Please also provide me with your SEC CIK and password if you have one.

Contingency Matters

This offer and your continued employment with EQT are contingent upon the following:

•                  Action by the Board of Directors of EQT Corporation to approve your election to the position identified above;

•                  In accordance with the Federal Immigration Reform and Control Act of 1986, you are required to provide EQT with verification of your identity and eligibility to work in the United States; and

•                  Submitting to and successfully completing all pre-employment assessments including a drug screen, background check and our Director and Officer Questionnaire, and execution and delivery of the Non-Compete Agreement.

The benefits described above are subject to review and modification by the Compensation Committee or, if applicable to all employees, by EQT from time to time.

We anticipate your starting date to be September 10, 2018.

Please understand that employment with EQT is at-will, which means that either you or the Company can terminate the employment relationship at any time, with or without cause.  This employment-at-will relationship cannot be changed except by a written agreement approved by the Compensation Committee and signed by an authorized officer of the Company.

If you have any questions regarding this offer, please contact me at 412.553.5712.  Should you accept, you must also complete and return the attached Non-Compete Agreement to me via fax at 412.553.5722 or via e-mail in the form of a .pdf to cpetrelli@eqt.com.

With your acceptance, you confirm that you are not currently bound by or subject to any confidentiality or non-competition agreement with a previous employer that you have not previously disclosed to us and, if in writing, provided a copy to us.

EQT’s onboarding process is administered through an online application called Taleo Onboard.  Once we receive your signed offer letter, you will receive an e-mail from Taleo Onboard with details to set up your username and password.  Please log-on to Taleo Onboard immediately to complete your profile, post-offer employment questionnaire and background check release forms.  Until these forms have been completed, we cannot initiate your mandatory pre-employment assessments.  If you experience any problems using Taleo Onboard, please send an email to onboarding@eqt.com or contact Clarissa Fabus at 412.553.5984.

This offer expires seven days from the date of this letter.

Confidentiality

This letter is confidential, and its contents are intended solely for review by you and your counsel.  You should not disclose, and you will advise your counsel not to disclose, this letter’s contents or the fact of its existence to any third party without our prior written consent.  You understand that action by the board of EQT to elect you as an officer may require a public announcement by the Company.  Except as may be required by law or stock exchange rule, the disclosure of this offer and your acceptance, if any, to any third party other than your counsel and our representatives subject to an appropriate confidentiality obligation, will be mutually agreed upon and coordinated.

Please return one copy of this letter with your signature indicating your acceptance or rejection of this offer, and the terms and conditions contained herein, to me.  If you have any questions, please contact me directly.

Sincerely,

/s/ Charlene Petrelli

Charlene Petrelli
Vice President and Chief Human Resources Officer

I Accept / Reject (circle) the Company’s offer of employment and the terms and conditions set forth herein:

/s/ Kirk R. Oliver	September 5, 2018
Kirk R. Oliver	Date